UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	December 2, 2013
HENGYI INTERNATIONAL INDUSTRIES GROUP INC.

(Exact name of registrant as specified in its charter)
Nevada	333-171148	EIN 27-1656207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No.1 Xinhua Road, He Ping District, Tianjin City, China	300021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 86-2258900299

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 4.01    Changes in Registrant’s Certifying Accountant

 On December 2, 2013, upon the approval of its Board of Directors, Hengyi International Industries Group Inc.(the “Company”) dismissed RBSM LLP (“RBSM”) as the Company’s independent registered public accounting firm. RBSM had served as the Company’s independent registered public accountant since its engagement on April 8, 2013.

During the interim period ended March 31, 2013 and June 30, 2013 and through the date of this report, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and RBSM on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RBSM, would have caused it to make reference to the subject matter of the disagreement in their reports on financial statements for such periods.

On December 2, 2013, the Company provided RBSM with a copy of this Form 8-K prior to its filing with the SEC and requested RBSM to furnish a letter addressed to the SEC stating whether it agrees with the statements made above in response to Item 304(a) of Regulation S-K and if not, stating with respect in which it does not agree. We have not received any response letter from RBSM yet.

On December 2, 2013, upon the approval of the board of directors of the Company, the Company engaged HHC as its independent registered public accounting firm for the year ended December 31, 2013.  The engagement was approved by the Company’s Board of Directors on December 2, 2013.

During the two most recent fiscal years ended December 31, 2012 and any subsequent period prior to RBSM’s engagement, and during the period prior to the engagement of HHC, neither the Company nor anyone on the Company's behalf consulted with HHC regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or (ii) the type of audit opinion that might be rendered on the Company's financial statements, either written or oral advice in reaching a decision as to any accounting, auditing or financial reporting issues, or (iii) any matter that was either the subject of a disagreement as described in Items 304(a)(1)(iv) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2013

Hengyi International Industries Group Inc.

By:	/s/ Yijun Hu
Yijun Hu
Chief Executive Officer